Exhibit 23(b)

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Summit Bancorp.


We consent to the use of our report dated January 20, 1998, relating to the consolidated balance sheets of Summit Bancorp and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K of Summit Bancorp, incorporated by reference in the Registration Statement on Form S-8 of Summit Bancorp. We also consent to the reference to our Firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement.



                                           /s/ KPMG Peat Marwick LLP


Short Hills, New Jersey



December 30, 1998